Exhibit 10.2

PROMISSORY NOTE

$6,000,000 May 14, 2024

1.
Interpretation. This Promissory Note (“Promissory Note”) is made pursuant to and in connection with that certain Asset Purchase Agreement of even date herewith by and among Arcadia Biosciences, Inc., a Delaware corporation (“Arcadia”), Arcadia Wellness, LLC, a Delaware limited liability company and wholly-owned subsidiary of Arcadia, ABOVE FOOD CORP. a corporation formed under the laws of Saskatchewan (“Parent”), and ABOVE FOOD INGREDIENTS CORP., a Delaware corporation and wholly-owned subsidiary of Parent (“Subsidiary”, and together with Parent, “Buyer”) (the “Asset Purchase Agreement”), and shall be interpreted consistently therewith. Buyer, Parent and Arcadia are sometimes referred to herein individually as a “Party” and together as the “Parties.” Capitalized terms used but not defined herein shall have the meanings given to such terms under the Asset Purchase Agreement.
2.
Promise to Pay. For value received, Buyer promises to pay to Arcadia or its registered assigns, in lawful money of the United States of America, the principal sum of Six Million US Dollars ($6,000,000 USD) (the “Principal Amount”) together with interest (at the rates set forth below) on the outstanding principal balance. Unless payable earlier as provided below, the unpaid Principal Amount of this Promissory Note, together with accrued but unpaid interest and Enforcement Expenses (as defined below) shall be due and payable in full on the third (3rd) anniversary of the date of this Promissory Note (“Maturity Date”). Payment of the Principal Amount and all accrued but unpaid interest and Enforcement Expenses may be accelerated upon the occurrence of an Event of Default as provided for in this Promissory Note.
3.
Payment.
(a)
Interest Payments. On each anniversary of the date of this Promissory Note until all principal, interest and Enforcement Expenses hereunder have been paid in full, Buyer shall pay to Arcadia all accrued but unpaid interest on this Promissory Note (including default interest) and all unpaid Enforcement Expenses.
(b)
Principal Payments.
(i)
In addition to any interest payments hereunder, and subject to Sections 3(b)(ii) and (iii) hereof, until all principal, interest and Enforcement Expenses hereunder have been paid in full, on each of the first, second and third anniversaries of the date of this Promissory Note (unless otherwise extended or adjusted as mutually agreed), Buyer shall pay (and Parent shall cause Buyer to pay) Arcadia Two Million US Dollars ($2,000,000 USD) (or such lesser amount as may be outstanding as principal) less any amount prepaid in cash in the twelve (12) months preceding such anniversary date pursuant to Section 5(b) below as principal payments hereunder, plus all accrued but unpaid interest and Enforcement Expenses (each such payment, an “Installment”).
(ii)
At any time between July 1, 2024 and the day immediately preceding the second anniversary of the date of this Promissory Note (“Election Period”), Arcadia may, at Arcadia’s sole discretion, require Parent to issue to Arcadia publicly traded shares of Parent’s common stock (“Parent Shares”) in an amount equal to Two Million U.S. Dollars ($2,000,000 USD) (a “Stock Election”) as

determined in Section 3(b)(iv). Arcadia may effect the Stock Election by notifying Parent in writing of such election during the Election Period, and Parent shall cause the Parent Shares to be issued to Arcadia within three (3) Business Days after Arcadia’s delivery of such notice. If Parent becomes a wholly-owned subsidiary of a company with shares listed on a national securities exchange, then the Parent Shares shall refer to the publicly traded common stock of such parent company and Parent shall cause such entity to issue and register such shares as provided in this Section 3(b).
(iii)
The issuance of the Parent Shares to Arcadia will constitute a prepayment of Two Million U.S. Dollars ($2,000,000 USD) on this Promissory Note. However, such prepayment will not relieve Buyer of its obligation to continue making Installment payments on their due dates. Instead, such prepayment will be applied to the last Installment payable hereunder. For example, whether or not the Parent Shares are issued, Buyer shall be obligated to pay the Installments in immediately available funds on each of the first and second anniversaries of the date of this Promissory Note.
(iv)
The number of Parent Shares that will be issuable to Arcadia in connection with a Stock Election will equal the quotient obtained by dividing (a) Two Million U.S. Dollars ($2,000,000 USD) by (b) the Deemed Value Price. Parent shall deliver the Parent Shares to Arcadia in electronic form and remove any transfer restrictions from the Parent Shares upon the earlier to occur of (1) five (5) calendar days after the first date that the Parent Shares are eligible for resale under Rule 144 promulgated under the Securities Act of 1933, as amended (“Securities Act”) and (2) the date that the Parent Shares are registered for resale under the Securities Act. For purposes of this Promissory Note, (x) the “Deemed Value Price” shall equal 90% of the Average Price, (y) the “Average Price” shall mean the average VWAP for the consecutive twenty (20) trading days ending on the trading day immediately preceding the date that Arcadia sends the Stock Election to Parent and (z) “VWAP” means, for any date, the daily volume weighted average price of Parent’s publicly traded common stock on the primary market for such stock, in U.S. Dollars.
(v)
As soon as practicable following issuance of the Parent Shares (and in any event within 20 calendar days of the date the Stock Election is delivered to Parent), Parent shall cause a registration statement on Form F-1 (or other appropriate form if Parent is not then F-1 eligible) to be filed with the United States Securities and Exchange Commission providing for the registration of the resale from time to time by Arcadia of the Parent Shares. Parent shall use reasonable efforts (and cause any parent entity of Parent to use the same efforts) to cause such registration statement to become effective within sixty (60) days (and shall cause such registration statement to become effective within seventy (75) days, without regard to efforts) following the date that the such registration statement is filed, and the Parent shall use its reasonable best efforts (and cause any parent entity of Parent to use the same efforts) to keep such registration statement effective and available for use at all times until all outstanding principal, interest and Enforcement Expenses hereunder have been satisfied in full.
(c)
Terms. All payments to be made by Buyer shall be made without set-off, recoupment or counterclaim. All payments by Buyer shall be made in United States dollars to Arcadia in immediately available funds, no later than 5:00 p.m., Central Time, on the dates specified herein. Any payment received by Arcadia later than 5:00 p.m., Central Time, shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest.
4.
Interest Rate.
(a)
Standard Rate. Except as otherwise provided herein, interest on the unpaid Principal Amount shall accrue from the date hereof until the Principal Amount is paid in full at the rate equal to the Variable Interest Rate. The term “Variable Interest Rate” shall mean and refer to a rate equal to The Wall Street Journal’s Prime Rate as published daily in the “Money Rates” column of The Wall Street Journal. The Variable Interest Rate shall be adjusted on the first day of each calendar month to reflect changes in the Prime Rate whether or not Arcadia gives Buyer notice of such change. If more than one Prime Rate is published in the “Money Rates” column of The Wall Street Journal, the highest Prime Rate listed shall be the applicable index under this Promissory Note. If The Wall Street Journal’s Prime Rate ceases to be published in The Wall Street Journal or otherwise becomes unavailable as an index, Arcadia shall select a reasonably comparable interest rate index and shall give the Buyer notice thereof.
(b)
Default Rate. Notwithstanding Section 4(a), while an Event of Default exists or after acceleration of this Promissory Note, interest on the unpaid Principal Amount shall accrue at a rate equal to the Variable Interest Rate plus two percent (2.00%) per annum.
(c)
Computation Interest. All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be. Interest shall accrue during each period during which interest is computed from the first day thereof to the last day thereof.
(d)
Usury. If performance of or compliance with any provision of this Promissory Note or in any instrument now or hereafter securing or guaranteeing this Promissory Note results in Arcadia receiving interest in an amount which would exceed the maximum rate allowed by the law in the United States, the amount of such interest which exceeds such lawful limits shall be applied to the reduction of the unpaid principal balance and not to the payment of interest. Any surplus remaining after full payment of all principal, lawful interest, and expenses due hereunder resulting from the prior sentence shall be remitted to Buyer.
5.
Prepayments.
(a)
Optional. Buyer may prepay the principal amount of this Promissory Note at any time, in whole or in part, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.
(b)
Future Payments. Early payments will not relieve Buyer of its obligation to continue making payments on their due dates; provided that any such early payments that are made in cash will reduce the principal balance due under this Promissory Note on the immediately succeeding principal payment date under Section 3(b). Early payments made in stock as provided in Section 3(b) shall be treated as described in Section 3(b).
(c)
Other. Buyer agrees not to send Arcadia payments marked “paid in full”, “without recourse”, or similar language. If Buyer sends such a payment, Arcadia may accept it without losing any of Arcadia’s rights under this Promissory Note, and Buyer will remain obligated to pay any further amount owed to Arcadia.
6.
[Reserved].
7.
Collateral. Buyer’s obligations hereunder are secured as set forth in the Security Agreement.
8.
Event of Default. Any of the following shall constitute an “Event of Default”:
(a)
Non-Payment of Principal and Interest. Buyer fails to make a payment within the Grace Period of any payment of any interest (including default interest) or principal under the Promissory Note;

(b)
Non-Payment of Other Amounts. Buyer fails to pay any Enforcement Expenses or other amount payable under the Security Agreement within five (5) Business Days after receipt or deemed receipt of notice thereof from Arcadia;
(c)
Representation or Warranty. Any representation or warranty by Buyer made or deemed made herein or in the Security Agreement is incorrect in any material respect on or as of the date made or deemed made;
(d)
Other Defaults. Buyer fails to perform or observe any term or covenant contained in this Promissory Note or Security Agreement, and such default shall continue unremedied for a period of twenty (20) days after the first to occur of (i) the date upon which written notice thereof is given to Buyer by Arcadia, or (ii) the date on which Buyer has actual knowledge of such failure;
(e)
Cross-Default. Buyer (A) fails to make any payment in respect of any indebtedness having an aggregate principal amount of more than Four Million US Dollars ($4,000,000 USD) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is that the holder or holders of such indebtedness or beneficiary or beneficiaries of such indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) declare such indebtedness, or any portion of such indebtedness exceeding Four Million US Dollars ($4,000,000 USD), to be due and payable prior to its stated maturity;
(f)
Insolvency; Voluntary Proceedings. Either Parent or Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any insolvency Proceeding (including bankruptcy) with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;
(g)
Involuntary Proceedings. (i) Any involuntary insolvency proceeding (including bankruptcy) is commenced or filed against either Parent or Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of Parent’s or either Parent’s or Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) Parent or Subsidiary admits the material allegations of a petition against it in any insolvency proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any insolvency proceeding; or (iii) Parent or Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business;
(h)
Monetary Judgments. One or more non-interlocutory judgments, non- interlocutory orders, decrees or arbitration awards is entered against Parent, Subsidiary or their entity Affiliates involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of Four Million US Dollars ($4,000,000 USD) or more, and the same shall remain unsatisfied, unvacated, and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(i)
Change of Control. Any transaction or series of related transactions occur in which (i) Subsidiary is not a wholly-owned subsidiary (either directly or indirectly) of Parent, (ii) all or substantially all of the assets of Subsidiary are directly or indirectly sold or exclusively leased or licensed to an unaffiliated third party or (iii) the holders of Parent’s capital stock immediately before such transaction or series of related transactions cease to hold a majority of the outstanding voting capital stock of Parent immediately following such transaction or series of related transactions;
(j)
Material Adverse Affect. There occurs any change, occurrence or development, individually or in the aggregate, that has a material adverse effect on the business, properties, prospects, assets, results of operations or condition (financial or otherwise) of Parent and Subsidiary, taken as a whole;
(k)
Defective Collateralization. This Promissory Note or Security Agreement ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or Lien in the Purchased Assets that is of first priority (other than a lower priority in the case of Permitted Liens as defined in the Security Agreement)) at any time and for any reason.
(l)
Public Trading. If at any time after July 31, 2024, Parent’s common stock (or if parent is the wholly-owned subsidiary of another entity, that other entity’s common stock) is not a “Covered Security” pursuant to Section 18(b)(1)(A) of the Securities Act of 1933 that is listed on a national securities exchange.
9.
Remedies. Upon the occurrence and during the continuance of an Event of Default, Arcadia may:
(a)
declare the unpaid principal amount of the Promissory Note, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under the Security Agreement to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Buyer; and
(b)
exercise on behalf of itself all rights and remedies available to it under the Security Agreement and applicable law.
10.
Rights Not Exclusive. The rights provided for in this Promissory Note and the Security Agreement are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
11.
Taxes.
(a)
All payments under the notes to Arcadia or its registered assign under this Promissory Note shall be made without deduction for or on account of any and all present or future applicable taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto (a “Tax Withholding”), unless a Tax Withholding is otherwise required by a law of a jurisdiction within the United States for payments between entities formed and with principal places of business within the United States. If such a Tax Withholding is required, Buyer and its Affiliates or any other applicable withholding agent shall be entitled to make such Tax Withholding and shall remit such Tax Withholding to the appropriate taxing authority in a jurisdiction within the United States of America. Any amount withheld pursuant to this Section 11(a) shall be treated for all purposes of this Promissory Note as having been paid, issued, or delivered to the person in respect of which such Tax Withholding was made.

(b)
Arcadia shall provide Buyer with an IRS Form W-9 on or prior to the first anniversary of the date hereof, and any assignment of this Promissory Note by Arcadia shall not be consummated unless and until the assignee has provided Buyer with an IRS Form W-9 on or prior to the date of the assignment.
12.
Miscellaneous.
(a)
Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic mail or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the parties at the addresses specified below:

If to Arcadia:

Arcadia Biosciences, Inc.

Attn: Chief Executive Officer

5950 Sherry Lane, Suite 215

Dallas, TX 75225

Email: stan.jacot@arcadiabio.com

with copy to:

Weintraub Tobin Chediak Coleman Grodin Law Corporation

400 Capitol Mall, 11th Floor

Sacramento, CA 95814

Attn: Michael De Angelis

Email: mdeangelis@weintraub.com

If to Buyer to:

Above Food Corp.

2305 Victoria Ave #001, Regina, SK S4P 0S7

Attn: Lionel Kambeitz

Email: lionel@abovefood.com

with copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan Maierson and Ryan Lynch

E-mail: ryan.maierson@lw.com; ryan.lynch@lw.com

Notice given by personal delivery pursuant to this Section 12(a) shall be effective upon physical receipt. Notice given by electronic mail pursuant to this Section 12(a) shall be effective on the date sent by electronic mail and successfully delivered before 5:00 p.m. Pacific Time on any Business Day or the next succeeding Business Day if sent after 5:00 p.m. Pacific Time on any Business Day or during any non-Business Day. Notice given by mail or overnight courier pursuant to Section 12(a) shall be effective one (1) Business Day following sending. Each party may change the address by which proper notice shall be given pursuant to this Section 12(a) by providing notice to the other parties in accordance with this Section 12(a).

(b)
Marshalling; Payments Set Aside. Arcadia shall not be under any obligation to marshal any assets in favor of Buyer or any other Person against or in payment of any or all of the obligations hereunder. To the extent that Buyer makes a payment to Arcadia and such payment or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Arcadia in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any insolvency proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.
(c)
Assignments, Successors and Assigns. Buyer shall not assign any rights or obligations hereunder without the prior written consent of Arcadia (not to be unreasonably withheld or delayed so long as Buyer continues to be responsible for its obligations hereunder after such assignment). Arcadia shall have the right to assign any and all rights and benefits it may have under this Promissory Note subject to the Buyer’s prior written consent (not to be unreasonably withheld or delayed).
(d)
Register. The Buyer shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of any assigns, successor, or transferees of Arcadia and principal amounts (and stated interest) of the applicable owing to such Person pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by the Buyer and any Person included in the Register, at any reasonable time and from time to time upon reasonable prior notice. This provision is intended to ensure that the Promissory Note is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
(e)
Applicable Laws. This Agreement shall be construed and governed by the internal laws, and not the law of conflicts, of Delaware to agreements made and to be performed in Delaware. SUBJECT TO SECTION 12(f), EACH OF BUYER AND ARCADIA IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW CASTLE COUNTY, IN THE STATE OF DELAWARE, FOR THE PURPOSES OF ANY ACTION ARISING OUT OF OR RELATING TO THIS PROMISSORY NOTE, AND AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. SUBJECT TO SECTION 12(f), EACH OF BUYER AND ARCADIA AGREES TO COMMENCE ANY SUCH ACTION IN ANY STATE OR FEDERAL COURT LOCATED IN NEW CASTLE COUNTY, DELAWARE. EACH OF BUYER AND ARCADIA WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED WITH RESPECT THERETO. NOTWITHSTANDING THE FOREGOING, ARCADIA SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BUYER OR THE COLLATERAL UNDER THE SECURITY AGREEMENT IN THE COURTS OF ANY OTHER JURISDICTION WHICH ARCADIA DEEMS NECESSARY OR APPROPRIATE TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE ARCADIA’S RIGHTS AGAINST BUYER OR THE COLLATERAL.
(f)
Specific Performance. The Parties agree that, in the event of any breach or threatened breach by Buyer of any covenant, obligation or other provision set forth in this Agreement, Arcadia shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach. Any legal action or proceeding by Arcadia to obtain such remedies may be brought or otherwise commenced in any court with jurisdiction. Buyer: (x) expressly and irrevocably consents and submits to the jurisdiction of such courts (and their respective appellate courts) in connection with any such legal proceeding; (y) agrees that each such court shall be deemed to be a convenient forum; and (z) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding, any claim that Buyer is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
(g)
Attorneys’ Fees; Prejudgment Interest. Buyer agrees to pay all costs, including reasonable attorneys’ fees and expenses of one firm of counsel, incurred by Arcadia in enforcing payment or collection of this Promissory Note, whether or not suit is filed (collectively, “Enforcement Expenses”). Any award of damages as a result of the breach of this Promissory Note by Buyer or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by Section 4(b). Enforcement Expenses shall be paid to Arcadia in immediately available funds within five (5) Business days after Arcadia notifies Buyer in writing of such Enforcement Expenses.
(h)
Amendments and Waivers. No term or provision of this Promissory Note may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the Party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.
(i)
Severability. Any provision of this Promissory Note which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. To the extent permitted by applicable law, the Parties hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.
(j)
Headings. The headings in the sections of this Promissory Note are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation hereof.
(k)
Construction. No provision of this Promissory Note shall be construed against any Party on the ground that such Party or its counsel drafted the provision.
(l)
Time of Essence. Time is of the essence.
(m)
Set-off. To the extent provided in the last sentence of Section 5.3(c) of the Asset Purchase Agreement, the outstanding amounts on this Promissory Note are subject to offset to satisfy Indemnifiable Losses payable by the Sellers (“Offset”). To the extent that amounts outstanding under the Promissory Note are decreased pursuant to an Offset, such reduction shall be applied first to reduce the amount payable hereunder on the last Installment on the Maturity Date and, if applicable, thereafter to the next to last Installment followed by the first Installment such that reducing the principal amount of the Promissory Note against the Indemnifiable Loss will not affect the repayment schedule of principal under Section 3(b) of the Promissory Note until all outstanding amounts under the Promissory Note have been satisfied in full. Other than as set forth above in this Section 12(m), this Promissory Note is not subject to offset for any reason.
(n)
Counterparts. This Promissory Note may be executed by the parties in multiple counterparts, each of which shall be deemed an original and may be delivered by electronic means (including.pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), but all of which together will constitute one and the same instrument. Any .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals.

(o)
Buyer’s Waivers. Buyer and any endorsers of this Promissory Note, and each of them, hereby waive diligence, demand, presentment for payment, notice of non-payment, protest and notice of protest. Buyer and any endorsers of this Promissory Note expressly waive all right to the benefit of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, extension, redemption or appraisement now or hereafter provided by the Constitution and the laws of the United States of America and of any state thereof or province of Canada, as a defense to any demand against Buyer or any such endorsers, to the fullest extent permitted by law.

IN WITNESS WHEREOF, this Promissory Note is executed as of the first date set forth above.

PARENT:	ARCADIA:
ABOVE FOOD CORP. By: /s/ Lionel Kambeitz Lionel Kambeitz Chief Executive Officer	ARCADIA BIOSCIENCES, INC. By: /s/ Stanley Jacot, Jr. Stanley Jacot, Jr., Chief Executive Officer

SUBSIDIARY:
ABOVE FOOD INGREDIENTS CORP. By: /s/ Lionel Kambeitz Lionel Kambeitz Executive Chairman

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